Prospectus Supplement to Prospectus dated March 16, 2005

Registration No. 333-112295

Filed Pursuant to Rule 424(b)(3)

Spescom Software Inc.

Supplement

To

Prospectus Dated March 16, 2005

This is a Supplement to Spescom Software Inc.’s Prospectus, dated March 16, 2005, with respect to the offer and sale of up to 6,723,335 shares of Spescom common stock, including 3,608,335 common shares to be issued upon the exercise of options and warrants, by the selling securityholders listed in the prospectus or their transferees.  This Supplement amends and supplements certain information contained in the Prospectus.  We encourage you to read this Supplement carefully.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this Supplement and the Prospectus or determined if this Supplement or the Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Supplement is August 24, 2005.

QUARTERLY REPORT ON FORM 10-Q

On August 15, 2005, we filed our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005.  We hereby incorporate by reference into this Supplement and the Prospectus this Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005.

A copy of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005 is being provided to you along with this Supplement.

Information about documents that have been incorporated by reference into the Prospectus is included in the section of the Prospectus captioned “Where You Can Find More Information.”

Prospectus Supplement dated August 24, 2005.